Exhibit 99.1

Codorus Valley Bancorp, Inc.
Declares Quarterly Cash Dividend
and 5 Percent Stock Dividend

FOR IMMEDIATE RELEASE – York, Pennsylvania – October 14, 2015

On October 13, 2015, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.13 per common share, payable on November 10, 2015, to shareholders of record at the close of business on October 27, 2015. Including the dividend that was just declared, cash dividends for the year 2015 will total $0.51 per share, representing an increase of $0.02 or 4 percent above the year 2014. Also on October 13, 2015, a 5 percent common stock dividend was declared, payable on December 8, 2015, to shareholders of record at the close of business on October 27, 2015.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty-five financial centers located in York and Cumberland Counties in Pennsylvania, and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA 17403
717-747-1519

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, President and CEO	Michael D. Peduzzi, CPA - Treasurer
717-747-1500	717-747-2428
lmiller@peoplesbanknet.com	mpeduzzi@peoplesbanknet.com

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA 17403
717-747-1519